Exhibit 4.42

HLSS SERVICER ADVANCE RECEIVABLES TRUST,
as Issuer,
DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary,
HLSS HOLDINGS, LLC,
as Administrator and as Servicer (on and after the MSR Transfer Date),
OCWEN LOAN SERVICING, LLC,
as a Subservicer and as Servicer (prior to the MSR Transfer Date),
NEW RESIDENTIAL INVESTMENT CORP.,
CREDIT SUISSE AG, NEW YORK BRANCH,
as Administrative Agent,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Committed Purchaser and Holder of the Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes
and
ALPINE SECURITIZATION CORP.
as Conduit Purchaser and Holder of the Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes
__________
AMENDMENT NO. 7
dated as of April 6, 2015
to the
SECOND AMENDED AND RESTATED SERIES 2012-VF3 INDENTURE SUPPLEMENT
dated as of August 30, 2013
to the
SIXTH AMENDED AND RESTATED INDENTURE,
dated as of January 17, 2014
and to the
SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
dated as of August 30, 2013
__________
HLSS SERVICER ADVANCE RECEIVABLES TRUST
ADVANCE RECEIVABLES BACKED NOTES, SERIES 2012-VF3

AMENDMENT NO. 7 TO SERIES 2012-VF3 AGREEMENTS
This Amendment No. 7, dated as of April 6, 2015 (this “Amendment”), to the Second Amended and Restated Series 2012-VF3 Indenture Supplement, dated as of August 30, 2013 (as has been, and as may be further, amended, restated, supplemented or otherwise modified from time to time, the “Indenture Supplement”), by and among HLSS Servicer Advance Receivables Trust, as issuer (the “Issuer”), Deutsche Bank National Trust Company, as indenture trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS Holdings, LLC (“HLSS”), as administrator (in such capacity, the “Administrator”) and as servicer, on and after the MSR Transfer Date (in such capacity, the “Servicer”), Ocwen Loan Servicing, LLC (“OLS”), as a subservicer (in such capacity, the “Subservicer”), and as servicer, prior to the MSR Transfer Date (in such capacity, the “Servicer”), New Residential Investment Corp. (“NRZ”), and Credit Suisse AG, New York Bank (“Credit Suisse”), as administrative agent (“Administrative Agent”), to that certain Sixth Amended and Restated Indenture, dated as of January 17, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”, and together with the Indenture Supplement, the “Indenture”), among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, Barclays Bank PLC, as administrative agent, Wells Fargo Securities, LLC, as administrative agent, and Credit Suisse AG, New York Bank, as administrative agent and to that certain Second Amended and Restated Note Purchase Agreement, dated as of August 30, 2013 (as has been, and as may be further, amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement,” and together with the Indenture Supplement, the “Series 2012-VF3 Agreements”), by and among the Issuer, Credit Suisse, as administrative agent and conduit administrative agent (in such capacity, the “Conduit Administrative Agent”), Credit Suisse AG, Cayman Islands Branch, as committed purchaser (the “Committed Purchaser”), and Alpine Securitization Corp., as conduit purchaser (the “Conduit Purchaser,” and together with the Committed Purchaser, the “Noteholders”), as Holders of the Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes (collectively, the “Notes”) issued pursuant to the Indenture Supplement. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Indenture or Indenture Supplement, as applicable.
WHEREAS, pursuant to the Share and Asset Purchase Agreement dated as of April 6, 2015 (the “Share and Asset Purchase Agreement”) among NRZ, Home Loan Servicing Solutions, Ltd. (“HLSS Ltd.”) and certain direct or indirect subsidiaries of HLSS Ltd. and NRZ, as applicable, NRZ and/or such certain direct or indirect subsidiaries have agreed to buy substantially all of the assets of HLSS Ltd. and assume substantially all of the obligations of HLSS Ltd.
WHEREAS, Section 12.2 of the Base Indenture provides, among other things, that subject to the terms and provisions of each Indenture Supplement with respect to any amendment of such Indenture Supplement, the parties to the Indenture may at any time enter into an amendment to the Indenture, including any Indenture Supplement, with prior notice to the Note Rating Agency and the consent of Holders of more than 50% (by Class Invested Amount) of each Series or Class of Notes affected by such amendment of the Indenture, including any Indenture Supplement, for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture, of modifying in any manner the rights of the Holders of the Notes of each such Series or Class under the Base Indenture or any Indenture Supplement, upon delivery of an Issuer Tax Opinion (unless the Noteholders unanimously consent to waive such opinion); provided, however, that no such amendment will modify any of the enumerated provisions set forth in Section 12.2 without the consent of the Holder of each Outstanding Note affected thereby;

WHEREAS, the Purchaser owns 100% of the Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes, which are the only Outstanding Notes issued pursuant to the Indenture Supplement;
WHEREAS, Section 12.3 of the Base Indenture provides that the Issuer shall deliver to the Indenture Trustee an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by the Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”); and
WHEREAS, the Issuer, the Administrator and the Noteholder desire to amend the Indenture Supplement, Note Purchase Agreement and Notes as described below;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendments to Indenture Supplement.
(a)    The definition of “Advance Rates” in Section 2 of the Indenture Supplement is hereby amended by deleting the following paragraph from the definition thereof in its entirety:
“provided, further, that, on and after January 20, 2015, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to January 20, 2015, minus 2.00%; provided, however, that following such advance rate reduction, if the Issuer (1) issues one or more Series of Term Notes (a) the Classes of which are each rated by at least one Note Rating Agency, (b) in aggregate principal balance equal to or greater than $300,000,000, and (c) each with a Stated Maturity Date and Expected Repayment Date of at least eleven months after the first Payment Date of such Series of Term Notes, and (2) reduces the aggregate Maximum VFN Principal Balance for the Series 2012-VF3 Variable Funding Notes to not more than $600,000,000, then the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates after giving effect to such advance rate reduction plus 2.00%;”
(b)    The definition of “Advance Rates” in Section 2 of the Indenture Supplement is hereby amended by adding the following:
“provided, further, that, on and immediately after August 15, 2015, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to August 15, 2015, minus 1.00%; provided, further, that on and immediately after September 15, 2015, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to September 15, 2015, minus an additional 1.00%;
provided, further, that, as determined by the Administrative Agent, to the extent Tangible Net Worth is less than $925,000,000 but greater than or equal to $540,000,000, then the Advance Rates shall be reduced by an additional 2.00%;
provided, further, that, as determined by the Administrative Agent: (i) to the extent the liquidity of Ocwen Financial Corp. ($100,000,000 of which must be in cash and the remaining in uncollateralized unused borrowing capacity) is below $150,000,000 but greater than or equal to $100,000,000 and the Monthly Reimbursement Rate is below: (A) 12%, then the Advance Rates shall be reduced by 0.25%; (B) 11%, then the Advance Rate shall be reduced by 1.00%; (C) 10%, then the Advance

Rates shall be reduced by 1.75%; (D) 9%, then the Advance Rates shall be reduced by 2.50%; or (E) 8%, then the Advance Rates shall be reduced by 3.50%; and (ii) to the extent the liquidity of Ocwen Financial Corp. ($50,000,000 of which must be in cash and the remaining in uncollateralized unused borrowing capacity) is below $100,000,000 (and the Liquidity Requirement is otherwise satisfied) and the Monthly Reimbursement Rate is below: (A) 12%, then the Advance Rates shall be reduced by 0.50%; (B) 11%, then the Advance Rates shall be reduced by 2.00%; (C) 10%, then the Advance Rates shall be reduced by 3.50%; (D) 9%, then the Advance Rates shall be reduced by 5.00%; or (E) 8%, then the Advance Rates shall be reduced by 7.00%;”
(c)    Section 2 of the Indenture Supplement is hereby amended by deleting the definitions of the terms “Adjusted Tangible Equity” and “Adjusted Tangible Equity Requirement” in their entirety.
(d)    Section 2 of the Indenture Supplement is hereby amended by adding the following definitions in the appropriate alphabetical locations:
““BlueMountain Letters” shall mean letters from BlueMountain Capital Management, LLC (through its counsel, Patterson Belknap Webb & Tyler LLP) to the Indenture Trustee, dated January 23, 2015 and February 20, 2015, in which allegations were made of violations of servicing agreements and laws by Ocwen Loan Servicing, LLC.”
““Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.”

““Indebtedness” shall mean: (a) obligations created, issued or incurred by NRZ for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such person); (b) obligations of NRZ to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the property of NRZ, whether or not the respective indebtedness so secured has been assumed by NRZ; (d) obligations (contingent or otherwise) of NRZ in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of NRZ; (e) obligations of NRZ to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of NRZ under GAAP, and, for purposes of this definition, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and “lease” shall have the meaning under GAAP as of January 1, 2013; (f) obligations of NRZ under repurchase agreements or loan and security agreements or similar warehouse facilities; (g) indebtedness of others guaranteed by NRZ; (h) indebtedness of general partnerships of which NRZ is a general partner; and (i) any other indebtedness of NRZ by a note, bond, debenture or similar instrument; provided, however that, in each case, “Indebtedness” shall not include NRZ’s Non-Recourse Indebtedness.”

““Net Worth” shall mean, the excess of total assets of NRZ, over total liabilities of NRZ, determined in accordance with GAAP on a quarterly basis.”

““Non-Recourse” shall mean, with respect to any specified Person, Indebtedness that is specifically advanced to finance the acquisition of property or assets and secured only by the property or assets to which such Indebtedness relates without recourse to such Person (other than subject to such customary carve-out matters for which such Person acts as a guarantor in connection with such Indebtedness, such as bad boy acts, fraud, misappropriation, breach of representation and warranty, misapplication, and environmental matters); provided; that, notwithstanding the foregoing, if any Indebtedness that would be Non-Recourse Indebtedness but for the fact that such Indebtedness is made with recourse to other assets, then only the portion of such Indebtedness that is recourse to such other assets shall be deemed not to be Non-Recourse Indebtedness, and all other Indebtedness shall be deemed to be Non-Recourse Indebtedness.”

““NRZ Change of Control” occurs if any of the following occur: (i) Fortress Investment Group Inc. or an Affiliate thereof, or any assignee of the foregoing under that certain Second Amended and Restated Management and Advisory Agreement, by and among NRZ and FIG LLC, dated as of August 5, 2014, as amended from time to time, is no longer the manager of NRZ; or (ii) NRZ shall cease to directly or indirectly own 100% of the equity interests of HLSS.”

““PSA Migration Conditions” means, with respect to the allocation of any or all of the maximum principal balance of the Notes issued pursuant to the Base Indenture to decrease the Maximum VFN Principal Balance hereunder, the following conditions: (1) any such shift shall be in conjunction with a transfer of Designated Servicing Agreements (as defined in the Base Indenture) out of the Base Indenture and into the Designated Servicing Agreements under a bilateral credit facility (as set forth in Section 20 hereof), (2) all conditions to a Permitted Refinancing under the Base Indenture are met in connection with such transfer, (3) after the transfer of any Designated Servicing Agreement and related collateral from the Base Indenture to indenture related to such bilateral credit facility, such collateral shall be subject to the eligibility criteria and Advance Rates set forth therein, (4) the Designated Servicing Agreements (as defined in the Indenture) selected for transfer shall not have been adversely selected, and (5) all of the Administrative Agents (as defined in the Base Indenture) are comfortable in their discretion with allowing the removal of collateral from the Base Indenture and consent to such removal.”

““Series 2012-VF3 Additional Fee” means that certain monthly fee payable in accordance with the terms and provisions of the Series 2012-VF3 Additional Letter.”

““Series 2012-VF3 Additional Letter” means that certain Series 2012-VF3 Additional Letter, dated as of April 6, 2015, among the Administrative Agent and NRZ.”

““Series 2012-VF3 Original Amount” means, with respect to each Class of Series 2012-VF3 Notes, the amount set forth below:

(a) Class A-VF3 Variable Funding Notes: $660,570,000;

(b) Class B-VF3 Variable Funding Notes: $72,570,000;

(c) Class C-VF3 Variable Funding Notes: $38,000,000; and

(d) Class D-VF3 Variable Funding Notes: $28,860,000.”

““Series 2012-VF3 Incremental Amount” means, with respect to each Class of Series 2012-VF3 Notes, the amount set forth below:

(a) Class A-VF3 Variable Funding Notes: $1,073,430,000;

(b) Class B-VF3 Variable Funding Notes: $117,930,000;

(c) Class C-VF3 Variable Funding Notes: $61,750,000; and

(d) Class D-VF3 Variable Funding Notes: $46,890,000.”

““Tangible Net Worth” shall mean the consolidated Net Worth of NRZ and its Subsidiaries, less the consolidated net book value of all assets of NRZ and its Subsidiaries (to the extent reflected as an asset in the balance sheet of NRZ or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense.”

(e)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Cost of Funds Rate” and “Expected Repayment Date”, each in its entirety, and replacing it with the following:
““Cost of Funds Rate”: means, for any day of any Interest Accrual Period, (a) to the extent a Conduit Purchaser has funded its interest in any Series 2012-VF3 Note through the issuance of Commercial Paper Notes, the Commercial Paper Rate applicable to such Conduit Purchaser and (b) in all other cases, the sum of One-Month LIBOR plus, solely with respect to the Series 2012-VF3 Original Amounts, 1.00%.”

““Expected Repayment Date” for the Series 2012-VF3 Notes means April 4, 2016; provided, that the Expected Repayment Date may not in any event be longer than the Expected Repayment Date of the commitments extended by any new Administrative Agent under the Indenture or any incremental lending arrangements provided by any Administrative Agent under the Indenture, including for the avoidance of doubt, any other Outstanding Series of Variable Funding Notes under the Indenture.”

(f)    “Funding Conditions” means, with respect to any proposed Funding Date and the Series 2012-VF3 Notes, in addition to the Funding Conditions set forth in the Base Indenture, the following condition:

(i)
payment, as of the immediately preceding Payment Date, of the Series 2012-VF3 Additional Fee in full and in the manner specified in the Series 2012-VF3 Additional Letter. For the avoidance of doubt, the Series 2012-VF3 Additional Letter is not the VF3 Fee Letter or a Fee Letter referenced and defined in the Base Indenture;

(ii)	the ratings assigned to any Class of Series 2012-VF3 Notes is not reduced below the Applicable Rating assigned to such Class of Series 23012-VF3 Notes; and

(iii)
with respect to funding the Series 2013-VF3 Incremental Amounts, (A) such amounts shall be subject to the Applicable Rating, (B) the Administrator shall have obtained aggregate supplemental “Commitments” and under this Facility (as defined in the VF3 Note Purchase Agreement), or from third party lenders under other revolving servicer advance facilities, in each case available to be drawn to fund Designated Servicing Agreements, equal to not less than $2,450,000,000 and (C) upon any Funding Date with respect thereto, either the sum of the related Commitment with respect thereto plus the available Commitment of other Series of Variable Funding Notes plus the respective commitments in third party credit facilities of the Administrator plus available cash and Cash Equivalents on hand at the Administrator and NRZ is sufficient to redeem in full all Outstanding Series of Term Notes or all Series of Term Notes will be redeemed in full.”

(g)    Section 2 of the Indenture Supplement is hereby amended by deleting the definitions of “Initial Note Balance”, “Issuance Date”, “Maximum VFN Principal Balance”, “Series 2012-VF3 Additional Fee”, and “Series 2012-VF3 Additional Letter”, each in its entirety and replacing them with the following:
““Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, or, on the Issuance Date in the case of the Series 2012-VF3 Notes, as follows:

(i) Class A-VF3 Variable Funding Notes: $1,734,000,000.00;

(ii) Class B-VF3 Variable Funding Notes: $190,500,000.00;

(iii) Class C-VF3 Variable Funding Notes: $99,750,000.00; and

(iv) Class D-VF3 Variable Funding Notes: $75,750,000.00.

For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2012-VF3 Notes.”

““Issuance Date” means April 6, 2015.”

““Maximum VFN Principal Balance” means: (i) on any date of determination, (A) for the Class A-VF3 Variable Funding Notes, $1,734,000,000.00, (B) for the Class B-VF3 Variable Funding Notes, $190,500,000.00, (C) for the Class C-VF3 Variable Funding Notes, $99,750,000.00, and (D) for the Class D-VF3 Variable Funding Notes, $75,750,000.00; or (ii) in the case of each such Class on any date, such lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent; provided, that, following August 31, 2015, the aggregate Maximum VFN Principal Balance of the Notes held by Credit Suisse AG, Cayman Islands Branch, as Committed Purchaser, shall be reduced proportionately among all Classes of related Notes as follows: (A) from September 1, 2015 to November 30, 2015: $1,300,000,000; (B) from December 1, 2015 to January 31, 2016: $700,000,000; and (C) from and after February 1, 2016: $500,000,000.”

‘“Note Interest Rate” means, with respect to any Interest Accrual Period and the Series for each Class of Notes, a per annum rate equal to the sum of the applicable Index plus the applicable Margin; provided, that, if for any Interest Accrual Period, a Eurodollar Disruption Event shall have occurred, the Note Interest Rate shall be the Base Rate plus the applicable Margin. For the avoidance of doubt, the “Note Interest Rate” for the Series 2012-VF3 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.”

(h)    Section 2 of the Indenture Supplement is hereby amended by deleting clauses (iv), (vi) and (vii) of the definition of “Target Amortization Events” in their entirety and replacing such clauses with the following:
“(iv-a)    as of the close of business on the last Business Day of any calendar month, beginning in April 2015, OLS shall have failed to satisfy the Liquidity Requirement;

(iv)    the rating assigned to any Class of Series 2012-VF3 Notes is reduced below the Applicable Rating assigned to such Class of Series 2012-VF3 Notes and such reduction has not been cured for a period of two (2) Business Days following the date on which written (which may be electronic) notice of such reduction shall have been given to any of the parties hereto;

(v)    (A) the sum of the NRZ’s (i) unrestricted cash, plus (ii) unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to NRZ (taking into account applicable haircuts) under committed mortgage loan warehouse and repurchase facilities and mortgage servicing right facilities for which NRZ has unencumbered eligible collateral to pledge thereunder, plus (iv) net equity value of whole pool agency securities is less than (A) prior to August 15, 2015, $60,000,000, and (B) on or after August 15, 2015, $50,000,000, as of the end of any fiscal quarter of NRZ;

(vi)    NRZ shall permit its Tangible Net Worth to be less than $540,000,000 as of end of any fiscal quarter of NRZ;

(vii)    (A) NRZ shall permit the ratio of its Indebtedness to Tangible Net Worth to be greater than 4:1 (adjusted for any future acquisitions) as of end of any fiscal quarter of NRZ or (B) the occurrence of a NRZ Change of Control; and

(viii)    Failure to deliver updated opinions of counsel as to corporate, enforceability, true sale, non-consolidation, security interest, tax and all other maters covered in opinions delivered on the Closing Date within thirty (30) calendar days from the date hereof.”

(i)    Section 2 of the Indenture Supplement is hereby amended by deleting the definition of “Transaction Documents”, “VF3 Facility Fee” and “VF3 Fee Letter”, each in its entirety, and replacing it with the following:

““Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the VF3 Note Purchase Agreement, the Series 2012-VF3 Additional Letter and the VF3 Letter, each as amended, supplemented, restated, or otherwise modified from time to time.”

““VF3 Facility Fee” shall have the meaning set forth in the VF3 Fee Letter.”

““VF3 Fee Letter” means that certain Amended and Restated Fee Letter Agreement, dated as of April 6, 2015, among the Administrative Agent, the Administrator, the Servicer and the Issuer.”

(j)    The following clause (xiv) is added to Section 4 of the Indenture Supplement:
“(xiv) is a Receivable related to a Mortgage Loans that is delinquent as of such date (for more than 90 days), with respect to which the estimated valuation with respect to the related Net Property Value is older than 180 days.”

(k)    The following paragraphs are added as Sections 18, 19, 20 and 21 of the Indenture Supplement:
“Section 18. Syndication. The parties hereto hereby acknowledge and agree that a Noteholder (an “Original Noteholder”) may (i) reallocate or syndicate all or any portion of the principal balance evidenced by a Note held by such Original Noteholder and interest attributable to such Note and/or (ii) amend and restate, replace or split any Note held by such Original Noteholder into one or more additional or replacement notes and/or (iii) use commercially reasonable efforts to sell Term Notes, and in each case reduce the Commitment of such Original Noteholder, with the consent of the Administrator (such consent not to be unreasonably withheld, delayed or qualified); provided, that, notwithstanding the foregoing, to the extent such Original Noteholder reallocates or syndicates, amends, restates, replaces or splits the Notes or sells related Term Notes pursuant to this Section 18 without the consent of the Administrator, reference in the Base Indenture or any other Transaction Document to funding obligations, voting power, consent rights or other rights of any such Class of Notes resulting from this Section 18 shall mean such designated percentage of voting power solely of the Original Noteholder. The parties hereto shall cooperate with the Original Noteholder to consummate any reallocation, syndication, amendment and restatement, replacement or split or sale of Term Notes, including, without limitation, executing such amendments, modifications and supplements to this Indenture Supplement and the related Note as reasonably required by the Original Noteholder. The Original Noteholder shall reimburse the other parties hereto for all reasonable out-of-pocket costs and expenses incurred by such parties in connection with the such reallocation or syndication under this Section 18.”

“Section 19. BlueMountain Letters. On each day, during the Revolving Period, the Administrator represents and warrants that none of the allegations in the Blue Mountain Letters are true in any respect that would have a reasonable possibility of having a material adverse effect on the collectability, value or timing of collection of any of the Receivables.”
“Section 20. Permitted Refinancings. At the request of the Administrator, so long as PSA Migration Conditions are satisfied at such time, the Administrative Agent will permit the Permitted Refinancing of assets into a bilateral credit facility provided by the Administrative Agent. Such bilateral credit facility will be on the same terms to as the Series 2012-VF3 Notes (including, but not limited to, maintenance of an Applicable Rating), and any commitment under such bilateral credit facility will automatically result in a corresponding reduction in the Maximum VFN Principal Balance of the Series 2012-VF3 Notes.
“Section 21. Joint and Several Liability. Each of NRZ and the Administrator hereby acknowledges and agrees that it is jointly and severally liable to the Administrative Agent and the Noteholders for all representations, warranties, covenants, indemnities and other obligations of the Administrator set forth in the Transaction Documents.”
Section 2.    Amendment to Note Purchase Agreement and the Variable Funding Notes.

The parties hereto agree that Schedule II of the Note Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with Schedule II attached hereto as Exhibit A.

Section 3.    Acknowledgments and Agreements with respect to the Transaction Documents.
Notwithstanding any other provisions in the Base Indenture, the Indenture Supplement, the Note Purchase Agreement or any other Transaction Document, this Amendment serves as the written agreement, in reliance on the representations and warranties set forth herein, among the parties hereto as to the following:
(i)    neither the Administrative Agent nor the Noteholder shall consider any alleged violation or non-compliance with laws or the Designated Servicing Agreements to constitute a Facility Early Amortization Event, Event of Default or event which with notice or passage of time would become an Event of Default or Target Amortization Event (any such event, a “Facility Event”) unless such violation or non-compliance would have a material adverse effect on the collectability, timing of collection or value of Receivables or the rights or interests of the Noteholders;
(ii)    neither the Administrative Agent nor the Noteholder shall consider any default or event of default in respect of any indebtedness of OLS (including, without limitation a default or event of default under the Senior Secured Term Loan Facility Agreement) or HLSS Ltd. to constitute a Facility Event;
(iii)    if a Change of Control occurs with respect to OLS, neither the Administrative Agent nor the Noteholder will consider a Facility Event to have occurred and the Administrative Agent will not consider OLS to have lost its status as an Eligible Subservicer solely due to such Change of Control;
(iv)    if a “judgment default” occurs with respect to OLS under Section 8.1(p) of the Base Indenture, neither the Administrative Agent nor the Noteholder will consider a Facility Event to have occurred solely as a result thereof;
(v)    in reliance on the representations herein, if any Facility Event arises or is asserted under the Transaction Documents as a result of other Holders of Notes (other than the Series 2012-VF3 Notes) because of any of the events described in clauses (i) through (iv) above or because of the specific allegations made in the letters from BlueMountain Capital Management, LLC (through its counsel, Patterson Belknap Webb & Tyler LLP) to the Indenture Trustee, dated January 23, 2015 and February 20, 2015 (the “BlueMountain Letters”), the Administrative Agent and the Noteholders will allow a draw on the Series 2012-VF3 Notes up to any remaining capacity, to replace all Series of Term Notes that are in amortization due to such Facility Event, and if it has sufficient Notes to control amendments of the Base Indenture, the Administrative Agent and the Noteholders shall support an amendment to the Base Indenture to effect the changes described in clauses (i) through (iv) above and to waive the Facility Events because of the specific allegations made in the Blue Mountain Letters; and
(vi)     in connection with a Funding Request, the Administrative Agent and the Noteholders will not consider any Facility Event arising solely out of allegations made in the BlueMountain Letters a violation of Funding Conditions for a funding under the Series 2012-VF3 Notes or under other related VFNs, as applicable, that will redeem all Term Notes issued under the Base Indenture, or after all such Term Notes have been redeemed; provided, that the representations made in Section 9 of this Indenture Supplement remain true. Further, if (i) all Term Notes issued under the Base Indenture are refinanced and (ii) the representations made in Section 9 of this Indenture Supplement remain true, the Administrative Agent shall not consider any alleged violation or non-compliance with laws, breaches of covenants or representations alleged in the Blue Mountain Letters to constitute a Facility Event.
Section 4.    Waiver of Issuer Tax Opinion.
Pursuant to Section 12.2 of the Base Indenture, the Noteholder hereby waives and instructs the Administrative Agent and the Indenture Trustee to waive the provisions of Section 12.2 of the Base Indenture which require delivery of an Issuer Tax Opinion with respect to this Amendment. The Noteholders hereby direct the Indenture Trustee to execute this Amendment.
Section 5.    Conditions to Effectiveness of this Amendment.
This Amendment shall become effective upon the latest to occur of the following (the “Effective Date”):
(i)    the execution and delivery of this Amendment by all parties hereto;
(ii)    prior notice to the Note Rating Agency;
(iii)    the delivery of the Authorization Opinion;
(iv)    the consummation of the “Closing” under and pursuant to the Share and Asset Purchase Agreement; and
(v)    evidence satisfactory to the Administrative Agent of the pay off the HLSS Senior Secured Term Loan Facility Agreement.
Section 6.    Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Indenture Supplement, the Base Indenture and the Note Purchase Agreement shall remain in full force and effect and all such provisions shall apply equally to the terms and conditions set forth herein. This Amendment shall be effective as of the Effective Date upon the satisfaction of the conditions precedent set forth in Section 6 hereof and shall not be effective for any period prior to the Effective Date solely as to Series 2012-VF3 Notes and shall not apply to any other Series or Class of Notes issued under the Base Indenture. After this Amendment becomes effective, all references in the Indenture Supplement, the Base Indenture or Note Purchase Agreement to “this Indenture Supplement,” “this Indenture,” “this Note Purchase Agreement,” “hereof,” “herein” or words of similar effect referring to such Indenture Supplement, Base Indenture and Note Purchase Agreement shall be deemed to be references to the Indenture Supplement, the Base Indenture or Note Purchase Agreement, as applicable, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture Supplement, the Base Indenture or Note Purchase Agreement other than as set forth herein. Without limiting the foregoing sentence, for the avoidance of doubt, nothing in this Amendment shall (i) affect the rights and obligations of HLSS or the Indenture Trustee (in all its capacities under the Base Indenture) under that certain agreement dated as of February 17, 2015 by and among HLSS, HLSS Servicer Advance Facility Transferor, LLC and the Indenture Trustee or (ii) waive, amend or supplement any right or remedy of the Indenture Trustee under the Base Indenture and related Indenture Supplements for any Series or Class of Notes issued under the Base Indenture other than Series 2012-VF3.
Section 7.    Representations and Warranties. The Purchaser hereby represents and warrants that as of the date hereof (i) it is the sole Holder of each of the Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes, (ii) it is duly authorized to deliver this Amendment to the Indenture Trustee and such power has not been granted or assigned to any other Person, and (iii) the Indenture Trustee may conclusively rely upon this Amendment.
(a)    In its capacity as Note Registrar, the Indenture Trustee confirms that the Note Register reflects the Purchaser as the sole Holder of all Notes currently Outstanding under the Indenture Supplement. Such Holder’s consent to the terms of this Amendment is evidenced by its signature hereto.
(b)    With the exception of the previously disclosed subpoena received from the Securities and Exchange Commission, HLSS hereby represents and warrants that as of the date hereof, no proceeding, investigation or litigation is before any court, tribunal or governmental body, nor to the knowledge of HLSS is threatened against HLSS, nor is there any such proceeding, investigation or litigation currently pending, nor, to the knowledge of HLSS, is any such proceeding, investigation or litigation threatened against HLSS that could reasonably be expected to have an Adverse Effect.
(c)    The Administrator hereby represents and warrants as follows:
(i)    there has not occurred, since December 31, 2014, any material adverse effect on the collectability, value or timing of collection of the Facility Eligible Receivables, or on the ownership by the Issuer of the Notes or the Facility Eligible Receivables free and clear of any and all adverse claims or interests or the rights or interests of the Noteholders, any Derivative Counterparty, any Supplemental Credit Enhancement Provider or any Liquidity Provider;
(ii) none of the allegations in the Blue Mountain Letters are true in any respect that would have a reasonable possibility of having a material adverse effect on the collectability, value or timing of collection of any of the Facility Eligible Receivables; and
(iii) no Facility Event or event which with notice or passage of time would become a Facility Event shall have occurred and be continuing under the Transaction Documents other than any event that would not constitute a Facility Event after giving effect to the modifications contemplated herein.
Section 8.    Expenses. The Receivables Seller hereby agrees that in addition to any costs otherwise required to be paid pursuant to the Transaction Documents, the Receivables Seller shall be responsible for the payments of the reasonable and documented legal fees and out-of-pocket expenses of legal counsel to the Administrative Agent, the Noteholders, the Owner Trustee and the Indenture Trustee

incurred in connection with the consummation of this Amendment and all other documents executed or delivered in connection therewith.
Section 9.    Representations; Ratifications Covenants. (a) In order to induce the Noteholders and the Administrative Agent to execute and deliver this Amendment, each of the Issuer, HLSS, OLS and Servicer, each for itself and for no other party, hereby represents and warrants to the Noteholders and the Administrative Agent that as of the date hereof, it is in full compliance with all of the terms and conditions of the Indenture and the other Transaction Documents and no Default or Event of Default has occurred and is continuing under the Indenture or any other Transaction Documents.
(b)    The parties hereto ratify all terms of the existing Indenture other than those amended hereby, and ratify those provisions as amended hereby.
Section 10.    Entire Agreement. The Indenture and the Note Purchase Agreement, each as amended by this Amendment, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersede any prior or contemporaneous agreements relating to such subject matter.
Section 11.    Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.
Section 12.    Section Headings. The various headings and sub-headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Indenture or any provision hereof or thereof.
Section 13.    GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 14.    Recitals. The statements contained in the recitals to this Amendment shall be taken as the statements of the Issuer, and the Indenture Trustee (in each capacity) assumes no responsibility for their correctness. The Indenture Trustee makes no representation as to the validity or sufficiency of this Amendment (except as may be made with respect to the validity of its own obligations hereunder). In entering into this Amendment, the Indenture Trustee shall be entitled to the benefit of every provision of the Base Indenture and the Indenture Supplement relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee.
Section 15.    Owner Trustee Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment.
Section 16.    Counterparts. This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, including without limitation counterparts transmitted by facsimile, each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
HLSS SERVICER ADVANCE RECEIVABLES TRUST, as Issuer
By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee
By:
Name:

Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	Name: Title:

By:	Name: Title:

HLSS HOLDINGS, LLC, as Administrator and as Servicer (on and after the MSR Transfer Date)

By:	Name: Title:

OCWEN LOAN SERVICING, LLC, as a Subservicer and as Servicer (prior to the MSR Transfer Date)

By:	Name: Title:

NEW RESIDENTIAL INVESTMENT CORP.

By:	Name: Title:

CREDIT SUISSE AG, NEW YORK BRANCH, as Administrative Agent

By:	Name: Title:

By:	Name: Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Committed Purchaser and
as Holder of the HLSS Servicer Advance Receivables Trust, Advance Receivables Backed Notes, Series 2012-VF3 Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes

By:
Name:
Title:

By:
Name:
Title:

ALPINE SECURITIZATION CORP., as Conduit Purchaser and as Holder of the HLSS Servicer Advance Receivables Trust, Advance Receivables Backed Notes, Series 2012-VF3 Class A-VF3 Variable Funding Notes, the Class B-VF3 Variable Funding Notes, the Class C-VF3 Variable Funding Notes and the Class D-VF3 Variable Funding Notes

By: CREDIT SUISSE AG, NEW YORK BRANCH, as its attorney-in-fact

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

Schedule II
COMMITTED PURCHASER COMMITMENT INFORMATION
Maximum VFN Principal Balance (Class A-VF3 Variable Funding Notes):

Credit Suisse
Commitment/Maximum VFN Principal Balance:     $1,734,000,000
Commitment Interest:    100%

Maximum VFN Principal Balance (Class B-VF3 Variable Funding Notes):

Credit Suisse
Commitment/Maximum VFN Principal Balance:     $190,500,000
Commitment Interest:    100%

Maximum VFN Principal Balance (Class C-VF3 Variable Funding Notes):

Credit Suisse
Commitment/Maximum VFN Principal Balance:     $99,750,000
Commitment Interest:    100%

Maximum VFN Principal Balance (Class D-VF3 Variable Funding Notes):

Credit Suisse
Commitment/Maximum VFN Principal Balance:     $75,750,000
Commitment Interest:        100%